Exhibit 99.1
International Flavors & Fragrances Inc.

IFF REPORTS FIRST QUARTER 2008 RESULTS

New York, NY May 1, 2008 - International Flavors & Fragrances Inc. (NYSE: IFF), a leading global creator of flavors and fragrances for consumer products, today announced sales of $597 million, a 5 percent increase from first quarter 2007.  Reported sales benefited from the weaker U.S. dollar, mainly against the Euro.  At comparable exchange rates, sales would have increased 1 percent compared to the prior year period.

Earnings per share as reported were $.69 in both the first quarter of 2008 and 2007.  The 2008 first quarter results include pre-tax restructuring charges of $6.2 million or $.06 per share related to employee separation costs due to the elimination of approximately 125 positions in support functions.  Excluding these charges, earnings per share would have been $.75, a 9 percent increase over the same period last year.

Operating profit for the quarter was 16.0 percent of sales, including the pre-tax restructuring charges of $6.2 million, compared to 16.8 percent in the prior year period.

“We are very pleased with the continued strength of our Flavors business, which has delivered market share growth for seven consecutive quarters,” commented Robert M. Amen, Chairman and Chief Executive Officer.  “Our Fragrance business results were mixed.  Functional Fragrance sales were strong in Asia and Europe, although this performance was offset by weakness in Global Fine Fragrance and North America Functional Fragrance sales.

“Despite the challenging U.S. economic environment, which we anticipate will continue for some time, we remain confident about our growth prospects—particularly in the emerging markets—and our ability to deliver on our financial goals.”

Flavors Business Unit

Flavor sales increased 12 percent over first quarter 2007 due to market share gains from new wins and volume growth of existing business.  Growth was especially strong in Latin America and Asia.  Excluding the impact of currencies, sales growth for Flavors was up 8 percent.

Fragrance Business Unit

In comparison to first quarter 2007, Fragrance sales were flat, primarily because strong growth in the Greater Asia and European regions was offset by weak demand for fragrances in North America.

Fragrance Ingredient sales were 6 percent lower due to weaker demand in North America and Europe and a planned shift in product mix to enable gross margin improvement.

First Quarter 2008 Overview

▪        Gross profit, as a percentage of sales, was 41.1 percent compared with 41.8 percent in the prior year quarter. This decrease was mainly the result of the decline in North America sales, which impacted absorption of manufacturing expenses, most notably in fragrance compounds.  Product mix, mainly lower sales of fine and beauty care compounds, and some impact of higher material costs also effected margins; the average cost of raw materials increased 4 percent over the prior year quarter.

▪        Research and Development spending, as a percentage of sales, was 8.7 percent, higher than the 8.2 percent in the first quarter 2007, and equal to the rate of spend for the full year 2007.

▪        Selling and Administrative expenses, as a percentage of sales, declined to 15.1 percent as compared to 16.1 percent in the first quarter of 2007.  The 2008 expenses included the benefit of a $2.6 million insurance recovery related to a 2005 product contamination matter.

▪        Interest expense totaled $18 million as compared to $8 million in 2007, due to higher borrowings incurred in connection with the 2007 accelerated share repurchase program.  Average cost of debt was 5.9 percent for 2008 compared to 4.1 percent in 2007.

▪        The Company’s first quarter effective tax rate was 25.4 percent compared to 28.0 percent in the prior year quarter. The 2008 first quarter benefited from favorable tax rulings with respect to prior periods; excluding the benefit of these favorable rulings, the effective tax rate for the first quarter would have been 28.2 percent.

▪        Average number of diluted shares (in thousands) was 81,253 compared to 90,658 in the prior year quarter.

About International Flavors & Fragrances Inc.

IFF is a leading creator of flavors and fragrances used in a wide variety of consumer products and packaged goods.  Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, confectionary and food products.   The Company leverages its competitive advantages of brand understanding and consumer insight combined with its focus on R&D and innovation, to provide customers with differentiated product offerings.  A member of the S&P 500 Index, IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Individuals interested in receiving future updates on IFF via e-mail can register at http://ir.iff.biz.

Audio Web Cast

An audio Web cast, to discuss the Company’s first quarter 2008 financial results and outlook, will be held today at 9:00 a.m. ET.  Interested parties can access the Web cast, accompanying slide presentation, press release, Generally Accepted Accounting Principles (GAAP) reconciliation and Form 10-Q on the Company’s Web site at www.iff.com, under the “Investor Relations” section.  For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site approximately one hour after the event and will remain available on the IFF Web site until May 15, 2008.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this quarterly release, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current assumptions, estimates and expectations. Certain of such forward-looking information may be identified by such terms as "expect," "believe," "outlook," "guidance," "may," and similar terms or variations thereof.  All information concerning future revenues, tax rates or benefits, interest savings, earnings and other future financial results or financial position, constitutes forward-looking information.  Such forward-looking statements involve significant risks, uncertainties and other factors.  Actual results of the Company may differ materially from any future results expressed or implied by such forward-looking statements.  Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, inflationary and recessionary pressures, high energy and commodity price, decline of the U.S. dollar, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact on cash and the impact of increased borrowings related to the July 2007 share repurchase program; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments.  The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Any public statements or disclosures by IFF following this report that modify or impact any of the forward-looking statements contained in or accompanying this report will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this report.

Investor Contact:  Yvette Rudich
Director of Corporate Communications
212-708-7164

Media Contact:  Melissa Sachs
Manager, Corporate Communications
212-708-7278

International Flavors & Fragrances Inc.
Consolidated Income Statement
(Amounts in thousands except per share data)
 (Unaudited)

	Quarter ended March 31,
	2007	2008	% Change
Net sales	$566,101	$596,605	5%
Cost of goods sold	329,382	351,123	7%
Gross margin	236,719	245,482	4%
Research & development	46,632	52,056	12%
Selling and administrative	91,271	90,149	-1%
Amortization	3,556	1,538	-57%
Restructuring and other charges	-	6,222
Interest expense	8,314	18,219
Other expense (income), net	(167)	2,307
Pretax income	87,113	74,991	-14%
Income taxes	24,424	19,043	-22%
Net income	$62,689	$55,948	-11%

Earnings per share - basic	$0.70	$0.70	-
Earnings per share - diluted	$0.69	$0.69	-

Average shares outstanding
Basic	89,378	80,296	-10%
Diluted	90,658	81,253	-10%

  International Flavors & Fragrances Inc.
  Consolidated Condensed Balance Sheet
  (Amounts in Thousands)
  (Unaudited)

	December 31,	March 31,
	2007	2008

Cash and cash equivalents	$151,471	$60,458
Short-term investments	604	706
Receivables	450,579	508,167
Inventories	484,222	512,034
Other current assets	103,602	98,775
Total current assets	1,190,478	1,180,140

Property, plant and equipment, net	508,820	523,420
Goodwill and other intangibles, net	732,836	731,298
Other assets	294,654	305,997
Total assets	$2,726,788	$2,740,855

Bank borrowings and overdrafts	$152,473	$152,869
Other current liabilities	386,423	365,120
Total current liabilities	538,896	517,989

Long-term debt	1,060,168	1,071,342
Non-current liabilities	510,527	568,373

Shareholders' equity	617,197	583,151
Total liabilities and shareholders' equity	$2,726,788	$2,740,855

  International Flavors & Fragrances Inc.
  Consolidated Statement of Cash Flows
  (Amounts in thousands)
  (Unaudited)

	March 31,	March 31,
	2007	2008
Cash flows from operating activities:
Net income	$62,689	$55,948
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	21,139	19,494
Deferred income taxes	11,695	21
Loss (gain) on disposal of assets	(815)	72
Equity based compensation	4,277	3,885
Changes in assets and liabilities:
Current receivables	(38,454)	(34,802)
Inventories	1,648	(4,897)
Current payables	(62,771)	(48,814)
Changes in other assets	2,591	(12,023)
Changes in other liabilities	1,147	28,757
Net cash provided by operations	3,146	7,641
Cash flows from investing activities:
Net change in short-term investments	(277)	(115)
Additions to property, plant and equipment	(8,590)	(11,966)
Purchase of (proceeds from) investments	4,380	(3,784)
Proceeds from disposal of assets	452	471
Net cash used in investing activities	(4,035)	(15,394)
Cash flows from financing activities:
Cash dividends paid to shareholders	(18,764)	(18,628)
Net change in bank borrowings and overdrafts	1,903	(36,568)
Proceeds from issuance of stock under stock-based
compensation plans	15,764	2,314
Excess tax benefits on stock options exercised	1,732	-
Purchase of treasury stock	(31,480)	(29,995)
Net cash used in financing activities	(30,845)	(82,877)
Effect of exchange rate changes on cash and cash equivalents	431	(383)
Net change in cash and cash equivalents	(31,303)	(91,013)
Cash and cash equivalents at beginning of year	114,508	151,471
Cash and cash equivalents at end of period	$83,205	$60,458

  International Flavors & Fragrances
  Q1 2008 Segment Profit
  (Amounts in Thousands)
  (Unaudited)

	Three Months Ended March 31, 2008
			Global
(DOLLARS IN THOUSANDS)	Flavors	Fragrances	Expenses	Consolidated

Net sales	$273,807	$322,798	-	$596,605

Operating profit	$56,928	$46,896	$(8,307)	$95,517

Interest expense				(18,219)
Other income (expense), net				(2,307)
Income before taxes				$74,991

	Three Months Ended March 31, 2007
			Global
(DOLLARS IN THOUSANDS)	Flavors	Fragrances	Expenses	Consolidated

Net sales	$243,442	$322,659	-	$566,101

Operating profit	$44,814	$58,868	$(8,422)	$95,260

Interest expense				(8,314)
Other income (expense), net				167
Income before taxes				$87,113